Exhibit 10.2

AMENDED AND RESTATED
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

This Amended and Restated Confidentiality and Non-Competition Agreement (this “Agreement”) is entered into as of May __, 2012 (the “Effective Date”), by and between Verso Paper Corp., a Delaware corporation (“Verso”), and __________ (“Employee”).

Introduction.  Verso or one of its affiliates and Employee are parties to a Confidentiality and Non-Competition Agreement dated as of __________ (the “Prior Agreement”).  In the Prior Agreement, Employee agreed to certain obligations, and Verso agreed to provide Employee with certain benefits and payments (even after the employment relationship ends), to protect the valuable competitive information and business relationships of Verso to which Employee is allowed access in the performance of his employment duties for Verso.  The parties now desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.  In connection therewith, Verso is willing to continue to employ Employee in a senior executive position, and Employee is willing to accept such continued employment, upon the terms and conditions set forth in this Agreement.  Based on the foregoing, and for certain good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Verso and Employee hereby agree as follows:

1.           Definitions.  As used in this Agreement, the terms:

(a)           “Protected Information” shall mean all information, documents or materials, owned, developed or possessed by Verso or any employee while in the employ of Verso, whether in tangible or intangible form, that (i) Verso takes reasonable measures to maintain in secrecy, and (ii) pertains in any manner to Verso’s business, including but not limited to Research and Development (as defined below); customers or prospective customers, targeted national accounts, or strategies or data for identifying and satisfying their needs; present or prospective business relationships; present, short term, or long term strategic plans; acquisition candidates; plans for corporate restructuring; products under consideration or development; cost, margin or profit information; data from which any of the foregoing types of information could be derived; human resources (including compensation information and internal evaluations of the performance, capability and potential of Verso employees); business methods, data bases and computer programs.  The fact that individual elements of the information that constitutes Protected Information may be generally known does not prevent an integrated compilation of information, whether or not reduced to writing, from being Protected Information if that integrated whole is not generally known.

(b)           “Research and Development” shall include, but not be limited to, all (i) short-term and long-term basic, applied and developmental research and technical assistance and specialized research support of customers or active prospects, targeted national accounts, of Verso operating divisions; (ii) information relating to manufacturing and converting processes, methods, techniques and equipment and the improvements and innovations relating to same; quality control procedures and equipment; identification, selection, generation and propagation of tree species having improved characteristics; forest resource management; innovation and improvement to manufacturing and converting processes such as shipping, pulping bleaching chemical recovery papermaking, coating and calendaring processes and in equipment for use in such processes; reduction and remediation of environmental discharges; minimization or elimination of solid and liquid waste; use and optimization of raw materials in manufacturing processes; recycling and manufacture paper products; recycling of other paper or pulp products; energy conservation; computer software and application of computer controls to manufacturing and quality control operations and to inventory control; radio frequency identification and its use in paper and packaging products; and product process improvement development or evaluation; and (iii) information about methods, techniques, products equipment, and processes that Verso has learned do not work or do not provide beneficial results (“negative know-how”) as well as those that do work or provide beneficial results.

 (c)           “Unauthorized” shall mean (i) in contravention of Verso’s policies or procedures; (ii) otherwise inconsistent with Verso’s measures to protect its interests in the Protected Information; (iii) in contravention of any lawful instruction or directive, either written or oral, of any Verso employee empowered to issue such instruction or directive; (iv) in contravention of any duty existing under law or contract; or (v) to the detriment of Verso.

2.           Confidentiality.

(a)           Employee acknowledges and agrees that by reason of Employee’s employment with Verso, Employee has been and will be entrusted with Protected Information and may develop Protected Information, that such information is valuable and useful to Verso, that it would also be valuable and useful to competitors and others who do not know it and that such information constitutes confidential and proprietary trade secrets of Verso.  While an employee or consultant of Verso, or at any time thereafter, regardless of the reasons for leaving Verso, Employee agrees not to use or disclose, directly or indirectly, any Protected Information in an Unauthorized manner or for any Unauthorized purpose unless such information shall have become generally known in the relevant industry or independently developed with no assistance from Employee.  Further, promptly upon termination, for any reason, of Employee’s employment with Verso or upon the request of Verso, Employee agrees to deliver to Verso all property and materials and copies thereof within Employee’s possession or control that belong to Verso or that contain Protected Information and to permanently delete upon Verso’s request all Protected Information from any computers or other electronic storage media Employee owns or uses.

(b)           While an employee of Verso and after termination of Employee’s employment with Verso for any reason, Employee agrees not to take any actions that would constitute or facilitate the Unauthorized use or disclosure of Protected Information, including transmitting or posting such Protected Information on the internet, anonymously or otherwise.  Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Protected Information and to prevent Unauthorized persons or entities from obtaining or using Protected Information.

(c)           If Employee becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, investigation, demand, order or similar process) to disclose any Protected Information, then before any such disclosure may be made, Employee shall immediately notify Verso thereof and, at Verso’s expense, shall consult with Verso on the advisability of taking steps to resist or narrow such request and cooperate with Verso in any attempt to obtain a protective order or other appropriate remedy or assurance that the Protected Information will be afforded confidential treatment.  If such protective order or other appropriate remedy is not obtained, Employee shall furnish only that portion of the Protected Information that it is advised by legal counsel is legally required to be furnished.

3.           Non-Competition.

(a)           Employee acknowledges and agrees that the business of Verso and its customers is worldwide in scope, Verso’s competitors and customers are located throughout the world, and Verso’s strategic planning and Research and Development activities have application throughout the world and are for the benefit of customers and Verso’s business throughout the world, and therefore, the restrictions on Employee’s competition after employment as described below apply to anywhere in the world in which Verso or its subsidiaries are doing business.  Employee acknowledges that any such competition within that geographical scope will irreparably injure Verso.  Employee acknowledges and agrees that, for that reason, the prohibitions on competition described below are reasonably tailored to protect Verso.

(b)           While an employee or consultant of Verso, Employee agrees not to compete in any manner, either directly or indirectly and whether for compensation or otherwise, with Verso or to assist any other person or entity to compete with Verso in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills anywhere in the world.

(c)           After the termination of Employee’s employment with Verso for any reason, Employee agrees that for a period of 12 months (the “Non-Compete Period”) following such termination Employee will not compete with Verso anywhere in the world in which Verso or its subsidiaries are doing business by:

(i)           producing, developing, selling or marketing, or assisting others to produce, develop, sell or market in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills;

(ii)           engaging in any sales, marketing, Research and Development or managerial duties (including, without limitation, financial, human resources, strategic planning, or operation duties) for, whether as an employee, consultant, or otherwise, any entity that produces, develops, sells or markets in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills;

(iii)           owning, managing, operating, controlling or consulting for any entity that produces, develops, sells or markets in the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills; provided, however, that this Section 3(c)(iii) shall not prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation; or

(iv)           soliciting the business of any actual or active prospective customers, or targeted national accounts of Verso for any product, process or service that is competitive with the products, processes, or services of Verso, namely any products, processes or services of the business of coated and supercalendared paper products or the operation of coated and supercalendared paper mills, whether existing or contemplated for the future, on which Employee has worked, or concerning which Employee has in any manner acquired knowledge or Protected Information about, during the 24 months preceding termination of Employee’s employment.

It shall not be a violation of this provision for Employee to accept employment with a non-competitive division or business unit of a multi-divisional company some of whose divisions or business units are competitors of Verso, so long as Employee does not engage in, oversee, provide input or information regarding, or participate in any manner in the activities described in this paragraph as they relate to the division or business unit that is a competitor of Verso.  Employee shall not assist others in engaging in activities that Employee is not permitted to take.

4.           Non-Solicitation/Non-Hire.  During the term of Employee’s employment at Verso and for a period of 12 months following the termination of such employment for any reason, Employee agrees that Employee will not, either on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, retain or encourage to leave the employ of Verso (or assist any other person or entity in hiring, soliciting, retaining or encouraging) any person who is then or was within 6 months of the date of such hiring an employee of Verso.

5.           Tolling Period of Restrictions.  Employee agrees that the periods of non-competition and non-solicitation/non-hire set forth in Sections 3 and 4, respectively, shall be extended by the period of violation if Employee is found to be in violation of those provisions.

6.           Verso’s Obligations upon Employee’s Termination of Employment.  Upon the termination of Employee’s employment with Verso by either party and for any reason, in consideration of Employee’s compliance with all his obligations under this Agreement (including, without limitation, his obligations under Sections 2, 3(c) and 4) and provided that Employee complies with all such obligations, subject to Employee’s execution and non-revocation of a waiver and release of claims agreement in Verso’s customary form (a “Release”), and subject to Section 9, Verso shall provide the following payments and benefits to Employee (or his estate if he is deceased) or on Employee’s behalf, as applicable, within 45 days after the effective date of the termination of Employee’s employment (the “Termination Date”) or as otherwise contemplated herein:

(a)           any base salary payable to Employee through the Termination Date that has not been paid as of the Termination Date, in accordance with Verso’s payroll policy and procedures;

(b)           any accrued vacation pay owed to Employee as of the Termination Date, in accordance with Verso’s vacation policy and procedures in effect immediately prior to the Termination Date;

(c)           reimbursement of any reasonable travel and other business expenses incurred by Employee in the performance of his duties to Verso through the Termination Date, in accordance with Verso’s expense reimbursement policy and procedures;

(d)           any amount arising from Employee’s participation in, and any benefit under, Verso’s employee benefit plans, programs, policies and arrangements in effect immediately prior to the Termination Date, in accordance with such employee benefit plans, programs, policies and arrangements and the procedures thereunder;

(e)           any incentive award payable to Employee under Verso’s annual performance-based incentive plan for any year completed on or prior to the Termination Date that has not been paid to Employee as of the Termination Date, payable when the incentive awards under such plan are paid to the other senior executives of Verso;

(f)           a prorated incentive award under Verso’s annual performance-based incentive plan for any year in which the Termination Date is prior to December 31, determined on a daily basis with respect to the period of employment during such year, based solely on the actual level of achievement of Verso’s performance objectives for such year, and payable when the incentive awards under such plan are paid to the other senior executives of Verso;

(g)           an amount equal to 145-180% of Employee’s annual base salary in effect immediately prior to the Termination Date, payable in 12 equal, consecutive, monthly installments commencing within 45 days after the Termination Date;

(h)           continued coverage of Employee and any eligible dependents under all Verso health and welfare plans in which Employee and such dependents participated immediately prior to the Termination Date, for a period of two years commencing immediately after the later of (i) the last day of the calendar month in which the Termination Date occurs or (ii) the last day of any period for which Verso has provided Employee with a subsidy for continued coverage pursuant to its severance policy (provided that such subsidy period may not exceed six months in duration), in either case to the extent that the continued coverage is permitted thereunder, subject to Employee’s payment of the active-employee component of the cost of the continued coverage in effect immediately prior to the Termination Date, and subject to early termination of the continued coverage upon Employee’s re-employment with comparable available benefits;

(i)           reimbursement of any amount paid by Employee to (i) convert to an individual policy the basic life insurance on Employee’s life provided by Verso with the coverage amount in effect immediately prior to the Termination Date and (ii) continue such individual life insurance policy in effect for two years after the Termination Date, subject in each case to Employee providing Verso with reasonable documentation of the payment of such costs;

(j)           an amount equal to the sum of any and all federal, state and local income taxes imposed on Employee resulting from the benefits described in Sections 6(h) and 6(i), as determined by Verso in its reasonable discretion; and

(k)           a contribution to Employee’s account under Verso’s deferred compensation plan in an amount equal to the contributions that Verso would have made on Employee’s behalf under all Verso retirement plans in which Employee participated immediately prior to the Termination Date (including, without limitation, Verso’s retirement savings plan, deferred compensation plan, executive retirement program, and supplemental salary retirement program) if Employee had remained actively employed with Verso for two years after the Termination Date (the “Lost Retirement Benefits”).  Verso, in its reasonable discretion, shall determine the amount of the Lost Retirement Benefits based on (i) Employee’s annual base salary and other eligible compensation (within the meaning of the retirement plans) in effect immediately prior to the Termination Date and (ii) the assumption that Employee would have deferred portions of his base salary and other eligible compensation during the two-year period in amounts that would have produced the maximum possible matching contributions by Verso under the retirement plans.  Verso shall contribute the Lost Retirement Benefits to Employee’s account under the deferred compensation plan within 90 days after the Termination Date, except in the event that the determination of any portion of the Lost Retirement Benefits is dependent on the occurrence of an event occurring after the Termination Date, in which case Verso shall make the contribution of such portion of the Lost Retirement Benefits within 45 days after such event occurs.

7.           Duty to Show Agreement to Prospective Employer.  During Employee’s employment with Verso and for 12 months after the Termination Date, Employee shall, prior to accepting other employment, provide a copy of this Agreement to any recruiter who assists Employee in locating employment other than with Verso and to any prospective employer with which Employee discusses potential employment.

8.           Representations, Warranties and Acknowledgements.  In addition to the representations, warranties and obligations set forth throughout this Agreement, Employee acknowledges that (a) Protected Information is commercially and competitively valuable to Verso and critical to its success; (b) the Unauthorized use or disclosure of Protected Information or the violation of the covenants set forth in Sections 2, 3, or 4 would cause irreparable harm to Verso; (c) by this Agreement, Verso is taking reasonable steps to protect its legitimate interests in its Protected Information; (d) Employee has developed, or will develop, legally unique relationships with customers of Verso; and (e) nothing herein shall prohibit Verso from pursuing any remedies, whether in law or equity, available to Verso for breach or threatened breach of this Agreement.  Employee further acknowledges and agrees that, as a senior executive of Verso, Employee performs unique and valuable services to Verso of an intellectual character and that Employee’s services will be difficult for Verso to replace.  Employee further acknowledges and agrees that Verso is providing Employee with significant consideration in this Agreement for entering into the Agreement and that Verso’s remedies for any breach of this Agreement are in addition to and not in place of any other remedies Verso may have at law or equity or under any other agreements.

9.           Section 409A.

(a)           General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof (collectively, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that Verso determines that any amounts payable hereunder will be immediately taxable to Employee under Section 409A, Verso and Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less favorable accounting or tax consequences for Verso and/or (ii) take such other actions as are mutually determined to be necessary or appropriate to exempt any amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to Verso or any of its affiliates, employees or agents.

(b)           Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 6 unless the termination of Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 6, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s “separation from service” with Verso (as such term is defined in the Department of Treasury Regulations issued under Section 409A) or (B) the date of Employee’s death, provided that upon the earlier of such dates, all payments deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Verso in accordance with Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, Employee’s right to receive installment payments pursuant to Section 6 shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)           Release.  Notwithstanding any provision to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” within the meaning of Section 409A due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of a Release, (i) Verso shall deliver the Release to Employee within 10 business days following the Termination Date, and Verso’s failure to deliver a Release prior to the expiration of such 10-business-day period shall constitute a waiver of any requirement to execute a Release; (ii) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (iii) if the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  For purposes of this Section 9(c), the term “Release Expiration Date” shall mean the date that is 21 days following the date upon which Verso timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date.  To the extent that any payments of nonqualified deferred compensation within the meaning of Section 409A due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 9(c), such amounts shall be paid in a lump sum on the first payroll date following the date that Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 9(c)(iii), on the first payroll date to occur in the subsequent taxable year, if later.

10.           Section 280G.

(a)           If it is determined (as hereafter provided) that any payment or distribution by Verso to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of Verso or of a substantial portion of the assets of Verso, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state and local income, employment and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the Safe Harbor Amount (as defined below), (i) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (ii) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (iii) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non-cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount.  All calculations under this section shall be determined by a national accounting firm selected by Verso (which may include Verso’s outside auditors) and shall be provided to Verso and Employee within 15 days prior to the date on which any Payment is payable to Employee.  Verso shall pay all costs to obtain and provide such calculations to Employee and Verso.

(b)           For purposes of this Section 10, (i) the term “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment; and (ii) the term “Safe Harbor Amount” shall mean 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code.

11.           General.

(a)           Employee acknowledges and agrees that the parties have attempted to limit Employee’s right to compete only to the extent necessary to protect Verso from unfair competition and protect the legitimate interests of Verso.  If any provision or clause of this Agreement or portion thereof shall be held by any court of competent jurisdiction to be illegal, void or unenforceable in such jurisdiction, the remainder of such provisions shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties and Employee agrees, that if any court construes any provision or clause of this Agreement or any portion thereof to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision and in its reduced form, such provision shall then be enforceable and shall be enforced.

(b)           Employee acknowledges that neither this Agreement nor any provision hereof can be modified, abrogated or waived except in a written document signed by the President and Chief Executive Officer of Verso, or in the event of the absence of such executive or the vacancy of such position, such other officer as Verso’s board of directors shall designate in writing.

(c)           This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware without regard to the conflict-of-law provisions or principles thereof.  Employee hereby consents to the jurisdiction of and agrees that any claim arising out of or relating to this Agreement may be brought in the courts of the State of Delaware.

(d)           This Agreement and any rights thereunder may be assigned by Verso and, if so assigned, shall operate to protect the Protected Information and relationships of Verso as well as such information and relationships of the assignee.

(e)           If any party to this Agreement breaches any of the terms of this Agreement, the breaching party shall pay to the non-breaching party all of the non-breaching party’s costs and expenses, including, without limitation, attorneys’ and experts’ fees, incurred in enforcing the provisions of this Agreement as to which a breach is found.

(f)           Employee agrees that Verso’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of Employee’s obligations under this Agreement.

(g)           Employee understands that Employee owes fiduciary and common law duties to Verso in addition to the covenants set forth above prohibiting the misuse or disclosure of trade secrets or confidential information and the unlawful interference with Verso’s business and customer relationships.

(h)           Employee acknowledges and agrees that Verso has advised Employee that Employee may consult with an independent attorney before signing this Agreement.

(i)           This Agreement sets forth the entire agreement of the parties, and fully supersedes any and all prior agreements or understandings between the parties (including, without limitation, the Prior Agreement, which shall be of no further force and effect following the Effective Date) pertaining to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered effective as of the Effective Date.

VERSO PAPER CORP.

By:
David J. Paterson
President and Chief Executive Officer

[Employee]
[Title]